EXHIBIT 99.1

Press Release
Provectus Pharmaceuticals Appoints Kelly M. McMasters, MD, PhD, to Board of Directors

Tuesday June 3, 2008
Dr. McMasters to Head Scientific Advisory Board

KNOXVILLE, Tenn.--(BUSINESS WIRE)--Provectus Pharmaceuticals, Inc. (OTCBB: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company has announced that Kelly M. McMasters MD, PhD, a preeminent authority on melanoma, has agreed to serve as a member of the corporate Board of Directors. Additionally, Dr. McMasters will head the scientific advisory board.

Dr. McMasters received his undergraduate training at Colgate University prior to completing the MD/PhD program at the University of Medicine and Dentistry of New Jersey, Robert Wood Johnson Medical School and Rutgers University. He then completed the residency program in General Surgery at the University of Louisville, and a fellowship in Surgical Oncology at M.D. Anderson Cancer Center in Houston. He is currently the Sam and Lolita Weakley Professor of Surgical Oncology at the University of Louisville in Kentucky, a position he has held since 1996. Since 2005, he has chaired the Department of Surgery at the University of Louisville and also has been Chief of Surgery at University of Louisville Hospital. Since 2000, he has also been Director of the Multidisciplinary Melanoma Clinic of the James Graham Brown Cancer Center at the University of Louisville. His is an active member of the surgery staff at the University of Louisville Hospital, Norton Hospital and Jewish Hospital in Louisville. He is on the editorial boards of the Annals of Surgical Oncology, Cancer Therapy and the Journal of Clinical Oncology as well as an ad hoc reviewer for 9 other publications. He holds several honors, chief among them is "Physician of the Year" awarded by the Kentucky Chapter of the American Cancer Society. He is the author and principal investigator (PI) of the Sunbelt Melanoma Trial, a multi-institutional study involving 3500 patients from 79 institutions across North America and one of the largest prospective melanoma studies ever performed. He has been a PI, Co-PI or local PI in over thirty clinical trials ranging from Phase 1 to Phase 3. For the past 12 years he has also directed a basic and translational science laboratory studying adenovirus-mediated cancer gene therapy funded by the American Cancer Society and the National Institutes of Health (NIH).

Craig Dees, PhD, CEO of Provectus said, "We are much honored by Dr. McMasters agreeing to serve the shareholders of the company both in corporate governance and as a medical resource to assist planning clinical development of PV-10 for the treatment of cancer. His knowledge of cancer, and especially in the treatment of melanoma, will be of invaluable assistance as our clinical trials progress and we continue positive strides towards the marketplace."

Dr. McMasters commented, "I am very excited about joining the Board of Directors of Provectus and leading its scientific advisory board. The data I have reviewed so far in its melanoma trials is extraordinary and gives us grounds for optimism that PV-10 could become an important therapy for the treatment of metastatic melanoma."

Dr. Dees concluded, "Additionally, Provectus is excited to begin the necessary modifications to corporate governance in the Board of Directors to qualify for listing on a major exchange like NASDAQ. Listing on a major exchange has been a Company goal since the beginning and starting the process is satisfying knowing that when we achieve that goal it could greatly enhance shareholder value."

About Provectus Pharmaceuticals, Inc. (www.pvct.com)
Provectus Pharmaceuticals is a development stage company that specializes in oncology and dermatology therapies that are safer, more effective, less invasive and more economical than conventional therapies. Provectus is currently conducting Phase 2 clinical trials of their proprietary drugs PV-10 as a therapy for metastatic melanoma and PH-10 as a topical treatment for moderate to severe psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. The Company has received orphan drug designation from the FDA for its melanoma indication. Complementing their suite of proprietary drugs, Provectus has developed a number of intellectual properties and technologies in the areas of imaging, medical devices and biotechnology. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc. via the information provided above.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

Contact:
Provectus Pharmaceuticals, Inc.
Peter R. Culpepper, 866-594-5999 extension 30
CFO
or
Porter, LeVay & Rose, Inc.
212-564-4700
Marlon Nurse
VP ? Investor Relations
or
Bill Gordon
SVP ? Media Relations

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Source: Provectus Pharmaceuticals, Inc.